October 5, 2005
Contact:
John H. Lotka, Chief Marketing Officer
602-778-8739
For Immediate Release:
Cole Credit Property Trust II, Inc. Declares Fourth Quarter Distribution
On October 4, 2005, the board of directors of Cole Credit Property Trust II, Inc. (the “Company”) authorized distributions of $0.05 per share for stockholders of record on each of October 7, 2005, November 7, 2005 and December 7, 2005. The payment date for each of the distributions will be January 3, 2006. The monthly distributions are calculated to be equivalent to an annualized distribution of six percent (6%) per share, assuming a purchase price of $10.00 per share.
Cole Credit Property Trust II, Inc. announces acquisition of Tractor Supply as initial acquisition for the portfolio
On September 26, 2005, a wholly-owned subsidiary of the operating partnership of the Company acquired a 21,986 square foot single-tenant retail building (“TS Parkersburg Property”). The TS Parkersburg Property was constructed in 2005 on an approximately 2.97 acre site in Parkersburg, West Virginia. The area surrounding the property within a three mile radius is shared with a mix of big box retail stores, convenience retail and single family homes. This is the first property to be acquired by the operating partnership of the Company. The TS Parkersburg Property is 100% leased to Tractor Supply Company through July 31, 2010.
About Tractor Supply Company
Tractor Supply currently operates more than 550 retail stores in 34 states, employs more than 7,800 and is headquartered in Brentwood, Tennessee. Tractor Supply’s common stock is traded on The Nasdaq National Market under the symbol “TSCO.”
About Cole Credit Property Trust II, Inc.
Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2005.
The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital and growth in the value of the investments.
This release contains forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
2555 E. Camelback Road, Suite 400
Phoenix, AZ 85716
602-778-8700